Filed Pursuant to Rule 424(b)(3)

Registration No. 333-118053

Prospectus Supplement No. 9 dated June 22, 2009

(to Prospectus dated July 7, 2008)

Sensus Metering Systems Inc.

$275,000,000

8 5/8% Senior Subordinated Notes due 2013

This Prospectus Supplement No. 9 supplements the Prospectus, dated July 7, 2008, as supplemented, relating to our 8 5/8% Senior Subordinated Notes due 2013 (the “notes”). Goldman, Sachs & Co. is continuing to make a market in the notes pursuant to the Prospectus, as supplemented.

This Prospectus Supplement No. 9 is comprised of our current report on Form 8-K filed with the Securities and Exchange Commission on June 22, 2009.

This Prospectus Supplement No. 9 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, as supplemented. This Prospectus Supplement No. 9 updates information in the Prospectus, as supplemented, and, accordingly, to the extent inconsistent, the information in this Prospectus Supplement No. 9 supersedes the information contained in the Prospectus, as supplemented.

Before you invest in the notes, you should read the Prospectus, as supplemented, and other documents we have filed with the Securities and Exchange Commission for more complete information about us and an investment in the notes. You may obtain these documents for free by visiting the Securities Exchange Commission’s website at www.sec.gov.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, as supplemented, or this Prospectus Supplement No. 9 is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See “Risk Factors” beginning on page 8 of the Prospectus.

The date of this Prospectus Supplement No. 9 is June 22, 2009.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 22, 2009

Commission file number 333-113658

Sensus Metering Systems (Bermuda 2) Ltd.	Sensus Metering Systems Inc.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Bermuda	98-0413362	Delaware	51-0338883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8537 Six Forks Road, Suite 400, Raleigh, North Carolina 27615

(Address of principal executive offices) (Zip Code)

(919) 845-4000

(Registrants’ telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On June 22, 2009, Sensus Metering Systems (Bermuda 2) Ltd. and Sensus Metering Systems Inc. (collectively, the “Company”) announced that they have requested that their lenders approve certain amendments to the Company’s senior secured credit facility, which, among other things, would: (i) extend the maturity of revolving commitments and revolving loans held by revolving lenders who consent to such extension, (ii) extend the maturity of term loans held by term lenders who consent to such extension, (iii) increase the facility fees and interest rates payable to holders of extended revolving commitments, extended revolving loans and extended term loans, and (iv) include certain other modifications to the credit facility in connection with the foregoing. Although the Company believes it will be able to obtain the requested amendments, there can be no assurance that the requisite lenders will agree to them.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSUS METERING SYSTEMS (BERMUDA 2) LTD.

Dated: June 22, 2009	By:	/s/ Peter Mainz
	Name:	Peter Mainz
	Title:	Chief Executive Officer & President

SENSUS METERING SYSTEMS INC.

Dated: June 22, 2009	By:	/s/ Peter Mainz
	Name:	Peter Mainz
	Title:	Chief Executive Officer & President